Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-182864 and 333-203050 on Form S-8 of Georgetown Bancorp, Inc. and Subsidiary of our report dated March 30, 2017, relating to our audits of the consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, which appear in the Annual Report on Form 10-K of Georgetown Bancorp, Inc. for the year ended December 31, 2016.

/S/ BAKER NEWMAN & NOYES LLC

Peabody, Massachusetts
March 30, 2017